Exhibit 99.2

GLOBAL CROSSING PRICES PRIVATE OFFERING OF

$750 MILLION OF ITS 12% SENIOR SECURED NOTES DUE 2015

FOR IMMEDIATE RELEASE: September 11, 2009

Florham Park, N.J. – Global Crossing Limited (NASDAQ: GLBC) announced today the pricing of a private placement of $750 million in aggregate principal amount of its 12% senior secured notes due 2015 at an issue price of 97.944%. The transaction was increased by $100 million above the amount previously announced. The senior secured notes will be sold to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to settle on September 22, 2009, subject to customary closing conditions.

Global Crossing intends to use the proceeds of the offering to refinance its existing term loan facility, to fund the purchase of senior notes issued by GC Impsat Holdings I Plc and to provide capital for general corporate purposes.

The senior secured notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release, issued pursuant to Rule 135c under the Securities Act, shall not constitute an offer to sell or the solicitation of an offer to buy the senior secured notes, nor shall there be any sale of the senior secured notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

# # #

Statements in this press release about expected future events are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

# # #

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com